UNITED STATES SECURITIES AND EXCHANGE COMMISSION
	Washington, D.C.  20549

	SCHEDULE 13G

	UNDER THE SECURITIES AND EXCHANGE ACT OF 1934
	ANNUAL FILING
Morgan Stanley Emerging markets Fund, Inc.
(NAME OF ISSUER)
Closed End Mutual Fund
(TITLE CLASS OF SECURITIES)
61744G-10-7
(CUSIP NUMBER)
12/31/2011
(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)
CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:
	(   )     RULE 13D-1(B)
	(   )     RULE 13D-1(C)
	( x )     RULE 13D-1(D)
*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A
REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT
CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED
IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).


CUSIP NO. 	61744G-10-7	  13G	PAGE 2 OF  PAGES

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    AMICA MUTUAL INSURANCE COMPANY
    05-0348344
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*
3.  SEC USE ONLY
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    LINCOLN, RHODE ISLAND
5.  SOLE VOTING POWER 876,922
6.  SHARED VOTING POWER  0
7.  SOLE DISPOSITIVE POWER  876,922
8.  SHARED DISPOSITIVE POWER  0
9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  876,922
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW ( 9 ) EXCLUDES CERTAIN
    SHARES*
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9  5.09%
12. TYPE OF REPORTING PERSON*
	HC
ITEM 1.
	(A) NAME OF ISSUER:
		Morgan Stanley Emerging markets Fund, Inc.
	(B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
			522 Fifth Avenue, New York, NY  10036
ITEM 2.
	(A) NAME OF PERSON FILING:
	AMICA MUTUAL INSURANCE COMPANY
	(B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
	    RESIDENCE:
	100 AMICA WAY
	LINCOLN, RI 02865
	(C) CITIZENSHIP: A Rhode Island Corporation
	(D) TITLE CLASS OF SECURITIES: Closed End Mutual Fund
	(E) CUSIP NUMBER:   61744G-10-7


ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR
          13D-2(B) or (C), CHECK WHETHER THE PERSON FILING IS A:
	(g) [X] A parent holding company or control person in accordance
			With section 240.13d 1(b)(1)(ii)(G)
ITEM 4.   OWNERSHIP
		(A) AMOUNT BENEFICIALLY OWNED:		876,922
		(B) PERCENT OF CLASS:			5.09%
	(C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
	(I)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE OF
		876,922
	(II) SHARED POWER TO VOTE OR TO DIRECT THE VOTE OF
		0
	(III)SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
		876,922
	(IV) SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION OF
	0
ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
	If this statement is being filed to report the fact that as of the date
	hereof the reporting person has ceased to be the beneficial owner of more than
	five percent of the class of securities, check the following |?????|.
ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON.
		N/A
ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
          ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
          HOLDING COMPANY.
		N/A
ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
		Amica Mutual Insurance Company
		05-0348344
		Amica Life Insurance Company
		05-0340166
		Amica Pension Fund
		05-6017114
		Amica Companies Foundation
		05-0493445
		Amica Retiree Medical Trust
		41-6558543
		Amica Supplemental Retirement Trust
ITEM 9. 	NOTICE OF DISSOLUTION OF GROUP
	N/A

ITEM 10.  CERTIFICATION
	      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

	Signature

	      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


	AMICA MUTUAL INSURANCE COMPANY


	MARY Q. WILLIAMSON
	VICE PRESIDENT AND CONTROLLER